Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254535

PROSPECTUS

Summit Wireless Technologies, Inc.

Up to 305,419 Shares of Common Stock underlying Warrants

This prospectus relates to the offer and resale of up to an aggregate of 305,419 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Summit Wireless Technologies, Inc. (the “Company”, “we”, “us” or “our”) issuable upon exercise of common stock purchase warrants (the “Warrants”) at an exercise price of $4.20 per share, which Warrants were issued pursuant to letter agreements, dated January 18, 2021 or January 19, 2021, as applicable, between the Company and each of the Selling Stockholders (as defined below) (the “Inducement Agreements”). Pursuant to each Inducement Agreement, as an inducement and in consideration for each Selling Stockholder’s exercise of certain common stock purchase warrants previously issued to such Selling Stockholder (the “Original Warrants”) for some or all or the shares of Common Stock available thereunder, the Company agreed to issue such Selling Stockholder Warrants exercisable for a number of Warrant Shares equal to 25% of the number of shares of Common Stock issued to such Selling Stockholder in connection with its exercise of such Original Warrants. The holders of the Warrants and the Warrant Shares are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders”. For additional information regarding the issuance of the Warrants to the Selling Stockholders, see “January 2021 Warrant Inducement Transactions” beginning on page 26.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 27.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 32.

We are registering the Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders in the offering described in this prospectus, we will receive $4.20 per share upon the cash exercise of each of the Warrants. Upon exercise of the Warrants for all 305,419 Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $1,282,759.80. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “WISA.”

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. This prospectus describes the general manner in which the Warrant Shares may be offered and sold. If necessary, the specific manner in which the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 12 and in the documents which are incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2021.

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 305,419 shares of Common Stock issuable upon exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of Common Stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “Summit,” “Company,” “we,” “our” and “us” refer to Summit Wireless Technologies, Inc., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, all of the information in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity, size and growth, does not take into account the effects that COVID-19 has had on such industry and market.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We believe that the future of audio technology is in wireless devices and that Summit is well positioned to deliver best-in-class immersive wireless sound technology for intelligent devices and next generation home entertainment systems. We currently sell modules which wirelessly transmit and receive audio directly to speakers. Additionally, we plan to license our proprietary software technology, currently embedded in our wireless modules, to other companies who can then embed our technology into other Wi-Fi enabled smart devices. The segment of the wireless audio market that Summit focuses on is comprised of scalable multichannel solutions with levels of latency that are low enough to synchronize with video. The term multichannel refers to the use of multiple audio tracks to reconstruct a sound field using multiple speakers.

As part of the effort to grow the wireless multichannel home audio segment, Summit was a founding member of the WiSA Association, an association dedicated to providing industry leadership and consumer choice through interoperability testing between brands. There are currently over 70 brands participating in the WiSA Association. Products certified and marked with a WiSA Association logo have been tested to interoperate. This preserves consumer choice by enabling consumers to choose different wireless transmitting products across different brands where audio is decoded with speakers that have the WiSA Association logo displayed. Our marketing strategy focuses on, what we believe, are two emerging wireless audio market needs: better audio quality and lower signal latency. Summit currently sells custom semiconductor chips and wireless modules to a growing list of consumer electronics customers, including major brands in the consumer electronic industry. We believe that a growing adoption of our technology by leaders in this industry will revolutionize the way people experience media content through their mobile devices, televisions (“TVs”), game consoles and personal computers (“PCs”).

Our Business Focus

Our primary business focus is to enable mainstream consumers and audio enthusiasts to experience high quality wireless audio. We intend to continue selling our proprietary wireless modules to consumer electronics companies while also expanding our focus to implement a lower cost solution by porting our software onto commercially available internet of things (“IoT”) modules with integrated Wi-Fi technology.

Industry Background

The primary growth segments for in home entertainment have been “Bluetooth” stereo accessories which include single speakers, headsets, and more recently, “multi-room” stereo speakers that use your home’s Wi-Fi network to stream audio throughout the house.

Our Technology

Our technology addresses some of the main issues that we perceive are hindering the growth of the home theater: complexity of installation and cost. We believe that consumers want to experience theater quality surround sound from the comfort of their homes. However, wired home theater systems often require expensive audio-visual (“AV”) receivers to decode the audio stream, leaving the consumer with the burden of concealing the wires. Hiring a professional to hide the wires into the walls or floor is invasive, complicated, costly and time consuming. Further, people who rent as opposed to own their home may not be able to install these systems as the installation construction needed may not be permitted under a lease agreement. Our first-generation wireless technology addresses these problems by transmitting wireless audio to each speaker at Blu-ray quality (uncompressed 24-bit audio up to 96 kHz sample rates) and emphasizing ease of setup. To our knowledge, Summit’s custom chips and modules technology is one of the only technologies available today that can stream up to eight (8) separate wireless audio channels with low latency, removing lip-sync issues between the audio and video sources. In addition, every speaker within a system that utilizes our technology can be synchronized to less than one microsecond, thus eliminating phase distortion between speakers. Summit’s first-generation technology shows that wireless home theater systems are viable home audio solutions for the average consumer and audio enthusiast alike.

Summit is currently developing certain proprietary software for which patent applications have been submitted that we believe will allow us to enable smart devices that have Wi-Fi and video media to deliver surround sound audio. A prototype version of our software technology has been demonstrated to select customers (pursuant to confidentiality agreements) at the Consumer Electronics Show 2020 in Las Vegas, Nevada. Our goal is to commercialize a software based-solution, which other brands can integrate into their devices, that will (i) reduce integration costs for mass market use, (ii) utilize Wi-Fi for wireless connectivity, making it easy to integrate into today’s high volume, low cost systems on a chip (“SOC”) and modules, (iii) provide a low power consumption option to allow for use in battery powered devices, and (iv) provide compatibility with popular consumer electronic operating systems.

WiSA Association

Our wholly-owned subsidiary, WiSA, LLC, operates the WiSA Association, which is an association comprised of brands, manufacturers, and influencers within the consumer electronics industry, all of which agree that a standardized method of interoperability between wireless audio components should exist, and most of which believe that products should be brought to market with this goal in mind. The WiSA Association creates, maintains and manages specifications for wireless interoperability that are available to all association members. For products with a WiSA Association certification, the WiSA Association also creates, maintains and manages testing criteria and specifications for all products to be listed, marketed and sold. WiSA-certification is an industrywide “stamp of approval” certifying that a product is interoperable with other products in the WiSA ecosystem and has passed several high-performance tests ensuring interoperability and wireless performance standards are met. As the sole owner of WiSA, LLC, we certify all WiSA Association products. LG Electronics introduced two premium model lines, OLED and Nanocell TVs, as WiSA ReadyTM TVs in 2019 and has continued the feature in their 2020 TVs. The Company expects three to four additional TV brands to be marketing WiSA projects in 2021.

In 2018, the Company introduced the WiSA ReadyTM certification. The WiSA ReadyTM certification identifies entertainment sources – such as TVs, gaming systems or computers – that are equipped to deliver up to eight (8) channels of HD audio to WiSA-certified speakers when connected with a WiSA Universal Serial Bus (“USB”) transmitter. This program simplifies consumer set-up and reduces costs by replacing AV receivers or wireless hubs with a low-cost USB accessory. We believe that using WiSA ReadyTM products allows consumers to more simply and conveniently enjoy wireless multi-channel sound, eliminating the clutter, wires and complicated installs generally required to create immersive audio experiences.

Currently, WiSA-certified products are required to use Summit modules in order to meet the standards set by the WiSA Association. As a result, WiSA Association members purchase modules from us in order to build their products to meet such standards.

Among WiSA-certified products, consumers will be able to outfit their home entertainment system with WiSA-certified speakers and components from any participating vendor with the assurance that the devices will interoperate and provide high quality wireless HD surround sound.

The WiSA Association manages logo usage and trademark guidelines, investigates alternative markets, connects brands to manufacturing resources, and, we believe, provides industry leadership in solving the challenges facing the home theater and commercial markets in the integration of wireless audio technology.

WiSA Association has dramatically increased consumer awareness, as measured by web traffic through their website. There were 365,000 web visits in 2020, representing an increase of 339,000 from 26,000 visits in 2019. The WiSA Association utilizes Google analytics to identify and measure unique user web traffic.

Modules

Summit has designed wireless modules that provide high performance wireless audio for our customers to integrate into their products, such as a speaker, TV, media hubs and USB or HDMI dongles. These modules include our custom semiconductors with our intellectual property (“IP”) built in as well as a Wi-Fi radio for communications. By designing and selling these modules, we can reduce our customers’ design expense, accelerate their time-to-market cycle, and reduce the cost of each module. Summit offers both a “TX” module to transmit the audio from a host device like a media hub, TV or dongle to WiSA-enabled speakers and an “RX” model for speakers that receive the wireless audio signal and processes it for audio play out.

Modules for Consumer Products

Summit’s TX modules are targeted for integration into TVs, AV receivers, media hubs and USB or HDMI dongles. Summit’s transmitter, with its integrated antenna, is designed to support rooms as large as 10-meters by 10-meters with uncompressed, 24-bit audio up to 96 kHz sample rate. The module supports a simple interface, with Inter-IC Sound (“I2S”) or USB audio and control. In addition, Summit’s technology has been approved by Digital Content Protection, LLC, the licensing agency for High-bandwidth Digital Content Protection, as an audio-only output technology for retransmission of audio content.

Summit’s receiver interfaces to a digital amplifier and is designed to be integrated directly into a home theater speaker. The four (4) printed circuit board (PCB) antennas simplify system integration while providing robust reception of 24-bit audio up to 96 kHz sample rates virtually anywhere within a 10-meter by 10-meter space. It supports one or two separate audio outputs via I2S. An optional interface on the receiver module can be enabled to configure the speaker type and provide volume/mute control at the speaker. Alternatively, the speaker type can be assigned at the factory for preconfigured Home Theater in a Box applications.

The Summit Opportunity

We believe that the following attributes: cost, mobility, video support, ease of installation and quality create a market opportunity for Summit’s technologies to be adopted by the consumer electronics industry as described further below.

Cost

We believe that the simplicity and cost structure of our current WiSA USB transmitter and upcoming embedded software solution will make our prices competitive for a wider range of applications, allowing consumer electronics companies to integrate our technology, while also delivering high quality audio.

Mobility

Mobile devices are popular for streaming video, gaming and using virtual reality applications. We believe that this is driving a need for an embedded high-fidelity wireless solution in the mobile device that can transmit audio to headsets or speakers within a room. Summit’s technology enables high quality wireless audio transmission from mobile devices.

Video Support

Wireless audio capable of supporting video has become a priority for consumers across a variety of high-volume multimedia platforms, including TV’s, smartphones, game consoles and set-top boxes. Video applications require audio and video to be perfectly synchronized in order to avoid lip-sync and speaker audio phase distortion issues. Summit’s technology prioritizes low latency and synchronization to less than one microsecond, thus practically eliminating phase distortion between speakers.

Ease of Installation

We believe that the home theater market has moved toward simplicity in recent years. The costly and inconvenient home theaters of the past have left consumers with a desire for audio systems that provide a simplified installation process. We believe that new audio systems, including the predominant sound bar system, are unable to provide high levels of performance, especially in the surround-sound market. Summit’s technology greatly simplifies the installation process of true surround-sound systems. This allows consumers to install a home theater system with the same amount of effort as a sound bar, but enjoy a far superior experience. We believe that an overwhelming majority of the content entering consumers’ homes through digital TV and streaming services is provided in a multi-channel format, which is why Summit’s goal is to facilitate enjoyment of true surround sound for both the everyday consumer and audio enthusiast.

In addition to easy installation, Summit modules provide consumers with a multitude of options, allowing customization of a home theater specific to each consumer, without being forced to stick with one brand of speaker. For example, our hope is that a consumer might start with a Summit enabled sound bar for their TV and then add a Summit enabled subwoofer. That same system can be easily upgraded to a variety of surround sound systems by simply adding more speakers. Our technology will allow consumers to upgrade an audio system or just one component of the system without the need to replace the entire system. Consumers can keep the original transmitter, sound bar, and subwoofer and integrate them seamlessly into a new system. Being able to outfit a home entertainment system with Summit-enabled speakers and components gives consumers the ability to express their individual preference and needs and provides the assurance that the devices will interoperate, delivering what we believe is the highest standard in HD wireless surround sound.

Dissatisfaction with Bluetooth Performance and Quality

We believe that consumers want better performance and quality from their Bluetooth audio devices. For example, they may want headsets that stay connected over longer distances or products that offer better audio fidelity. By offering a solution that addresses these needs at a comparable price point to Bluetooth, we believe that we can build consumer demand for our technology.

Profitability of Audio Component Accessories

High-definition televisions (“HDTVs”) are getting thinner and it is becoming increasingly difficult to incorporate the latest electronic advances into such thin displays. Over two hundred million smart TVs are currently sold annually. We expect that eventually most of the electronics will be external to the display. We believe that the first physical feature to be removed from HDTVs will be the audio component, since there is very little room for quality speakers in today’s thin displays. We believe that HDTV manufacturers know that they need to provide an audio alternative. Additionally, since cost is a significant consideration, we believe that some manufacturers may offer external sound bars which will satisfy some consumers, but perhaps not the consumers who desire a high-quality audio alternative. Over nine million sound bars are forecasted to be sold in the United States in 2021 by CTA (Consumer Technology Association) which would equate to 30 to 40 million worldwide. We believe that these developments are creating an inflection point in the market, and manufacturers are looking to Summit’s technology to create a standard for wireless audio interoperability that will support a long-term product strategy for the successful development of high quality, wireless audio products. By designing speaker systems that incorporate Summit’s technology, consumer electronics companies will be able to sell easy-to-install surround sound audio solutions alongside TVs.

Enjoyment of improved audio on existing content

We believe that the growth in the number of video devices streaming multi-channel audio content, coupled with new 3D immersive sound experiences from Dolby’s ATMOS and DTS’ DTSx formats, will help propel the demand for wireless speakers well into the future.

Enjoyment of wireless audio without interference from other wireless signals

Having other devices nearby that also use the 5 GHz band should not affect the performance of a Summit-enabled audio system, as Summit’s technology can seamlessly switch to another frequency within the 5 GHz band. The 5 GHz U-NII spectrum utilized by Summit technology has up to 24 channels available that are constantly monitored for interference using the Dynamic Frequency Selection sub-band between 5.2 and 5.8 GHz. When interference is detected, the next channel, having been monitored for over one minute and confirmed for accessibility, is ready to be accessed and Summit-enabled devices switch seamlessly to that channel, without the user ever noticing or the audio experience being affected.

What Distinguishes Summit from its Competitors

Both the proprietary technology and the adoption of the technology by leaders in consumer electronics are differentiating factors for Summit. Our management believes that Summit is one of the only companies with the technical capabilities of transmitting high resolution, low latency, and speaker synchronization of wireless audio capable of supporting up to 8 channels. Premium consumer brands, like Bang & Olufsen, Harman International, a division of Samsung and LG Electronics have begun to adopt our technology as a valued feature in performance products.

Category Defining Wireless Audio

Our first generation wireless audio technology delivers industry leading 8 channels of uncompressed audio directly to the speakers in 24-bit and up to 96 kHz sample rates. This means that a consumer can experience audio exactly as it was mastered in the studio. Summit’s technology supports surround sound systems up to 7.1 or 5.1.2 for Dolby Atmos® configurations.

Alternative technologies such as Standards-based Bluetooth and Wi-Fi are not ideally suited for transmitting fixed low latency audio that is synchronized to video. However, Bluetooth and Wi-Fi can work well for audio-only wireless transmission, when video is not a part of the listening experience. In audio-only applications, latency is less critical and audio data can be buffered in memory to ensure proper speaker synchronization even when data retransmissions are needed in today’s congested wireless environments. In video applications, retransmissions of audio packets add to latency making Bluetooth and Wi-Fi protocols unacceptable for video synchronization and rendering of quality multichannel audio. A few custom silicon-based solutions exist today that improve on Bluetooth and Wi-Fi performance, but compared to Summit, such products have longer latencies, lower performing speaker synchronization, and are limited to 2-4 audio channels and often only support 16-bit CD quality audio.

Summit’s technology roadmap includes proprietary software that will enable standard Wi-Fi protocol to support multi-channel audio for video applications, while permitting Summit to leverage Wi-Fi’s lower chip and module cost structure. Summit’s first generation technology was designed for the mid to high end home theater market and offers a unique feature set that is expected to be included in new product designs for years. Summit’s new Wi-Fi strategy enables the Company to compete in the entry level home theater market at Bluetooth price points, while delivering superior multi-channel performance for higher volume applications. The Company’s recently announced Discovery module is the first product that integrates Summit’s new software which enables a transceiver module to keep up to four independent wireless audio channels synchronized in a room size up to 10 meters square. The Discovery module is ideally suited for entry level home entertainment systems, including sound bars, TVs, subwoofers and Dolby Atmos® applications.

Summit Customers

Summit currently sells wireless modules containing custom semiconductor chips to a growing list of consumer electronics customers, including major brands such as Bang & Olufsen, Enclave Audio, Klipsch, LG, Harman International, a division of Samsung, Savant, Skyworth and System Audio. We believe that the use of our products by well-known consumer electronics brands will provide an opportunity to create wireless audio products that are simple to install and perform at high levels. Brands such as Bang & Olufsen and Klipsch have chosen Summit technology to drive their wireless home audio/theater product assortments. We believe that their leadership has brought credibility to the technology and paved the way at retail for other brands to follow.

Our Strategy

Our goal is to establish and maintain a leadership position as the ubiquitous standard for hi-fidelity wireless, multi-channel audio. To obtain and enhance our position as the leading standard in the audio space, we intend to:

●	improve recognition of our Summit brand and the WiSA Association standard brand;

●	provide excellent products and services to our customers and members;

●	make sure our technology is accessible to many consumers by having our technology in consumer electronics devices that sell at a variety of price points;

●	expand market awareness of wireless multi-channel hi-fidelity audio experience availability;

●	reduce hardware costs;

●	enhance and protect our IP portfolio;

●	invest in highly qualified personnel; and

●	build innovative products alongside the world’s leading consumer electronics companies.

We currently sell our modules in relatively small quantities. As new customers introduce Summit-enabled products and current customers introduce second and third generation Summit-enabled products, we expect that orders for our modules will increase proportionally. With larger orders, we believe that we can take advantage of economies of scale and improve our gross margins on our modules.

Interoperability

Interoperability is a key aspect of wireless technology. We believe that this is especially true with audio technology, where unique designs, price points, audio quality and capabilities as well as consumer brand loyalties are significant factors for the end consumer. Creating home theater and audio components that all work with an interoperable standard creates a high level of confidence in retailers and consumers in the functionality of the entire entertainment system. Interoperability also increases the opportunity for specialized brands to create new and innovative products knowing they can focus on their specific part of the market and rely on others to create the necessary cohort components.

Corporate Information

We were formed as Summit Semiconductor, LLC, a Delaware limited liability company, on July 23, 2010. We converted to a Delaware corporation, effective December 31, 2017, at which time we changed our name to Summit Semiconductor, Inc. Effective as of September 11, 2018, we changed our name to Summit Wireless Technologies, Inc. We run our operations through Summit Wireless Technologies, Inc., as well as through our wholly-owned subsidiary, WiSA, LLC, a Delaware limited liability company.

Where You Can Find Us

Our principal executive offices are located at 6840 Via Del Oro, Ste. 280, San Jose, CA 95119 and our telephone number is (408) 627-4716. Our website address is www.summitwireless.com. The website for the WiSA Association is http://www.wisaassociation.org. The information contained on, or that can be accessed through, our websites is not incorporated by reference into this prospectus and is intended for informational purposes only.

Summit Wireless Technologies, Summit Semiconductor, Summit WirelessTM, the Summit Wireless Technologies, Inc. logo, the WiSA logo and other trade names, trademarks or service marks of Summit Wireless Technologies, Inc. appearing in this prospectus are the property of Summit Wireless Technologies, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);

•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or

•	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of the:

•	last day of the fiscal year in which we have $1.07 billion or more in annual revenues;

•	date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);

•	date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”).

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and we have elected to take advantage of such extended transition period for complying with new or revised accounting standards.

We have elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Recent Developments

Nasdaq Continued Listing Rule Compliance

On January 14, 2021, we were notified by Nasdaq that, as a result of one of our directors, Helge Kristensen, no longer being considered independent, the Company is no longer in compliance with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605 (collectively, the “Nasdaq Independence Requirements”). In accordance with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq has provided the Company a “Cure Period” in order to regain compliance as follows: (i) until the earlier of (a) the Company’s next annual stockholders’ meeting or (b) January 1, 2022; or (ii) if the next annual stockholders’ meeting is held before June 30, 2021, then the Company must evidence compliance with such rule no later than June 30, 2021. Nasdaq has also informed the Company that if it does not regain compliance with the Nasdaq Independence Requirements within the applicable “Cure Period,” Nasdaq will provide written notification to the Company that its securities will be delisted from Nasdaq. At that time, the Company will have the right to appeal the delisting determination to a Nasdaq hearings panel (the “Hearings Panel”). The Company is actively searching for a qualified individual to replace Mr. Kristensen as an independent director for the purpose of regaining compliance with the Nasdaq Independence Requirements.

Risk Factors Summary

•	We have incurred losses since inception.

•	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

•	A small number of our customers represent a significant percentage of our revenue, so any loss of key customers could have a material adverse effect on our business.

•	We are reliant on module manufacturers to produce the modules which we then sell to our customers and any change in their management or business could have a negative effect on our operations.

•	We currently rely on semiconductor manufacturers to manufacture our semiconductors, and our failure to manage our relationship with our semiconductor manufacturers successfully could negatively impact our business.

•	Declines in or problems with the WiSA Association membership could negatively affect our reputation.

•	Failure to stay on top of technology innovation could harm our business model.

•	Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our modules.

•	Interruptions or performance problems associated with technology and wireless technology outside of our control may adversely affect our business and results of operations.

•	Real or perceived errors, failures or bugs in our modules could adversely affect our operating results and growth prospects.

•	We rely on the cooperation of our customers to install our modules in their audio products.

•	If we do not or cannot maintain cutting edge technology and compatibility of our modules with products that our customers use, our business could suffer.

•	Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

•	Our sales are subject to fluctuation as a result of seasonality, which is outside of our control.

•	Our sales are subject to fluctuation as a result of our customers’ new product introduction timelines and end-user adoption of our customers’ retail products, both of which are outside of our control.

•	We conduct international operations, which exposes us to significant risks.

•	We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

•	Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

•	We are engaged in distributing products from a company in which one of our directors is an executive officer, the fulfillment of which caused such director to no longer be independent.

•	We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the recent coronavirus outbreak could materially and adversely affect our business.

•	We may not be entitled to forgiveness of our recently received PPP Loan, and our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

•	Failure to protect our IP rights could adversely affect our business.

•	We may be subject to IP rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

•	If we fail to make necessary improvements to address the material weakness in our internal control over financial reporting identified by our independent registered public accounting firm, we may not be able to report our financial results accurately and timely or prevent fraud, any of which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the trading price of our Common Stock to decline.

•	Our executive officers, directors and principal stockholders own a significant percentage of our Common Stock and will be able to exert significant control over matters subject to stockholder approval.

•	We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

•	Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

•	A large number of shares may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

•	We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

•	We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

•	Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

•	If we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

•	In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

Please see “Risk Factors” beginning on page 12 for more details.

About This Offering

This prospectus relates to the offer and resale by the Selling Stockholders of up to 305,419 shares of Common Stock. All of the Warrant Shares, when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Warrants Shares Offered by the Selling Stockholders:	Up to 305,419 Warrant Shares.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for Warrant Shares offered hereby):	11,437,972 (1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Stockholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share which may result in gross proceeds of $1,282,759.80. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in the Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 12 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	WISA

Unless otherwise indicated, all information in this prospectus refers to or assumes the effectiveness of our one-for-twenty reverse stock split effective on April 9, 2020 (the “Reverse Split”).

(1) The number of shares of our Common Stock outstanding prior to and that will be outstanding after this offering is based on 11,132,553 shares of Common Stock outstanding as of March 24, 2021 and excludes (a) shares of Common Stock to be issued upon exercise of warrants and pre-funded warrants to purchase an aggregate of up to 5,533,270 shares of Common Stock as of March 24, 2021, (b) 20,000 unvested deferred shares (the “Deferred Shares”) under our 2018 Long-Term Stock Incentive Plan (the “LTIP”), issued to Michael Howse, a member of our board of directors (the “Board”), pursuant to a Deferred Shares Agreement, entered into as of January 4, 2019, (c) 643,974 restricted stock units that have been issued pursuant to the Company’s 2020 Stock Incentive Plan but have not vested as of March 24, 2021, and (d) 12,500 shares of Common Stock issuable upon conversion of 250,000 shares of our Series A 8% Senior Convertible Preferred Stock (the “Series A Preferred Stock”) issued to Lisa Walsh on April 18, 2019. Additionally, the number of shares of Common Stock that will be outstanding after this offering also assumes the issuance of 305,419 Warrant Shares being registered for resale in this offering upon exercise of all of the Warrants issued to the Selling Stockholders.

RISK FACTORS

Holding shares of Common Stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference into this prospectus before you decide to accept any Warrant Shares. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus, or in the documents incorporated by reference herein. Any of the risks and uncertainties set forth in this prospectus, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our Common Stock.

Risks Related to Our Business and Industry

We have incurred losses since inception.

We have incurred net losses since inception and had an accumulated deficit of approximately $200,383,000 as of December 31, 2020, which includes a net loss of approximately $12,705,000 for the year ended December 31, 2020, as compared to approximately $12,038,000 for the year ended December 31, 2019. If we are unsuccessful in implementing any initiatives to improve our revenues in order to achieve profitability, it will have a material adverse impact on our business, prospects, operating results and financial condition. There can be no assurance that the revenue that we generate will be able to support our operations or meet our working capital needs.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2020 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. We have incurred net losses each year since inception, including a net loss of $12,705,000 during the year ended December 31, 2020. Our ability to continue as a going concern is contingent upon, other factors, our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products, the expansion of sales and marketing activities, the timing and extent of spending on research and development efforts and the continuing market acceptance of our products. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of the Warrant Shares.

Loss of key customers.

A small number of our customers represent a significant percentage of our revenue. Although we may have agreements with these customers, these agreements typically do not require any minimum purchases and do not prohibit customers from using competing technologies or customers from purchasing products and services from competitors. Because many of our markets are rapidly evolving, customer demand for our technologies and products can shift quickly As of December 31, 2020, the Company had three customers accounting for 36%, 31% and 15% of accounts receivable. We had three customers accounting for 43%, 10% and 10% of its net revenue for the year ended December 31, 2020.

Reliance on module manufacturers.

Our revenue from the sale of modules to consumer electronics and speaker companies depends in large part upon the availability of our modules that implement our technologies. Our manufacturers incorporate our technologies into these modules, which are then incorporated in consumer entertainment products. We do not manufacture these modules, but rather depend on manufacturers to produce the modules which we then sell to our customers. We do not control the manufacturers. While we have a longstanding relationship with our manufacturers, there can be no assurance that our manufacturers will continue to timely produce our modules. Change in management of our manufacturers or a change in their operations could negatively affect our production and cause us to seek other manufacturers which we may not be able to obtain on the same or similar terms as our current manufacturers. This could have a negative effect on our operations.

We currently rely on semiconductor manufacturers to manufacture our semiconductors, and our failure to manage our relationship with our semiconductor manufacturers successfully could negatively impact our business.

We rely on a single contractor in Japan for the production of our transmit semiconductor chip and a single contractor in China for the production of our receive semiconductor chip. Our reliance on these semiconductor manufacturers reduces our control over the manufacturing process, exposing us to risks, including increase production costs and reduced product supply. If we fail to manage our relationships with these manufacturers effectively, or if a contract manufacturer experiences delays, disruptions, or decides to end-of-life the components that it manufactures for us, our ability to ship products to our end-user customers could be impaired and our competitive position and reputation could be harmed. In addition, any adverse change in our manufacturers’ financial or business condition could disrupt our ability to supply quality products to our end-user customers. If we are required to change manufacturers, we may lose revenue, incur increased costs and damage our customer relationships. In addition, qualifying a new semiconductor manufacturer and commencing production can be an expensive and lengthy process. As a result of any of these aforementioned disruptions, we would experience a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

Declines in or problems with the WiSA Association membership could negatively affect our reputation.

We rely significantly on the members of our wholly-owned subsidiary, WiSA, LLC, to uphold the standards and criteria of interoperable audio products. If we lose members or new technology is developed that is easier to incorporate than ours, the WiSA Association may fail to maintain its active status and the sales of our modules could diminish as well. In addition, failure of our members to adhere to our policies designed to provide interoperability between audio systems could undermine the integrity of our brand.

Failure to stay on top of technology innovation could harm our business model.

Our revenue growth will depend upon our success in new and existing markets for our technologies. The markets for our technologies and products are defined by:

●	rapid technological change;

●	new and improved technology and frequent product introductions;

●	changing consumer demands;

●	evolving industry standards; and

●	technology and product obsolescence.

Our future success depends on our ability to enhance our technologies and products and to develop new technologies and products that address the market needs in a timely manner. Technology development is a complex, uncertain process requiring high levels of innovation, highly-skilled engineering and development personnel, and the accurate anticipation of technological and market trends. We may not be able to identify, develop, acquire, market, or support new or enhanced technologies or products on a timely basis, if at all.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our modules.

To increase total customers and customer recognition of the WiSA Association products and to achieve broader market acceptance of our technology, we will need to expand our sales and marketing organization and increase our business development resources, including the vertical and geographic distribution of our sales force and our teams of account executives focused on new accounts and responsible for renewal and growth of existing accounts.

Our business requires that our sales personnel have particular expertise and experience in interoperability of audio systems, and the latest wireless audio technology. We may not achieve revenue growth from expanding our sales force if we are unable to hire, develop and retain talented sales personnel with appropriate experience, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if our sales and marketing programs are not effective.

Interruptions or performance problems associated with technology and wireless technology outside of our control may adversely affect our business and results of operations.

We may in the future experience performance issues due to a variety of factors, including wireless technology disruptions, human or software errors. If a wireless connection is compromised, our products will not work as designed and our business could be negatively affected. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time or a connection problem may be out of our control and could deter customers from purchasing wireless audio components.

We expect to continue to make significant investments to maintain and improve the performance of our modules. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology to accommodate actual and anticipated changes in technology, our business, operating results and financial condition may be adversely affected.

Real or perceived errors, failures or bugs in our modules could adversely affect our operating results and growth prospects.

Because our modules are complex, undetected errors, failures or bugs may occur. Our module is installed and used in numerous audio systems of different brands with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our technology. Despite our testing, errors, failures or bugs may not be found in our modules until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our modules, which could result in customer dissatisfaction and adversely impact the perceived quality or utility of our products as well as our brand.

Any of these real or perceived errors, compatibility issues, failures or bugs in our modules could result in negative publicity, reputational harm, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions or delays in the use of our solutions, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.

We rely on the cooperation of our customers to install our modules in their audio products.

Our modules are sold to our customers who are consumer electronics companies. Our customers install the modules into their products. Our customers’ audio products are sold to the general public who must then install the audio system into their homes or businesses. We do not oversee installation of our products and therefore have no control over the end result. If a module is not installed correctly in a customer product or an end consumer does not install their audio system correctly, our technology may not work properly, which could result in customer dissatisfaction or have a material adverse impact on our reputation, our business and our financial results.

If we do not or cannot maintain cutting edge technology and compatibility of our modules with products that our customers use, our business could suffer.

Our customers integrate our modules into their products. The functionality and popularity of our technology depends, in part, on our ability to produce modules that integrate into our customers’ products. Our customers may change the features of their technologies and audio systems as a whole may advance technologically. Such changes could functionally limit or terminate the utility of our product, which could negatively impact our customer service and harm our business. If we fail to maintain cutting edge technology and compatibility with the products our customers produce, we may not be able to offer the functionality that our customers need, and our customers may not purchase our modules, which would negatively impact our ability to generate revenue and have a material adverse impact on our business.

Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter as a result of various factors, many of which are outside of our control, including:

●	the expansion of our customer base;

●	the renewal of agreements with, and expansion of coverage by, existing customers;

●	the size, timing and terms of our sales to both existing and new customers;

●	the introduction of products or services that may compete with us for the limited funds available to our customers, and changes in the cost of such products or services;

●	changes in our customers’ and potential customers’ budgets;

●	our ability to control costs, including our operating expenses;

●	our ability to hire, train and maintain our direct sales force, engineers, and marketing employees;

●	the timing of satisfying revenue recognition criteria in connection with initial deployment and renewals; and

●	general economic and political conditions, both domestically and internationally.

Any one of these or other factors discussed elsewhere in this prospectus or the documents incorporated by reference herein may result in fluctuations in our revenues and operating results, meaning that quarter-to-quarter comparisons of our revenues, results of operations and cash flows may not necessarily be indicative of our future performance.

Because of the fluctuations described above, our ability to forecast revenues is limited and we may not be able to accurately predict our future revenues or results of operations. In addition, we base our current and future expense levels on our operating plans and sales forecasts, and our operating expenses are expected to be relatively fixed in the short term. Accordingly, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period.

Our sales are subject to fluctuation as a result of seasonality, which is outside of our control.

Our sales are subject to the seasonality of when consumers buy electronic products, generally in the third quarter leading up to the year-end holiday season. Our customers’ plans to complete and ship new products to meet this seasonal peak can critically impact our financial results should they miss the holiday season. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

Our sales are subject to fluctuation as a result of our customers’ new product introduction timelines and end-user adoption of our customers’ retail products, both of which are outside of our control.

We, in conjunction with our customers, are launching a new technology to the retail and consumer market. The consumer adoption rate at retail is a critical component of our financial success and is currently an unknown component of our financial plans. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period. As a result of these factors, our financial results for any single quarter or for periods of less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

We conduct international operations, which exposes us to significant risks.

We have offices in California and Oregon, but we also have employees in Taiwan and representatives in China, Japan and the Republic of Korea. Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks in addition to those we already face in the United States. In addition, we invest time and resources in understanding the regulatory framework and political environments of our customers overseas in order to focus our sales efforts. Because such regulatory and political considerations are likely to vary across jurisdictions, this effort requires additional time and attention from our sales team and could lead to a sales cycle that is longer than our typical process for sales in the United States. We also may need to hire additional employees and otherwise invest in our international operations in order to reach new customers. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international efforts may not be successful.

In addition, we will face risks in doing business internationally that could adversely affect our business, including:

●	the potential impact of currency exchange fluctuations;

●	the difficulty of staffing and managing international operations and the increased operations, travel, shipping and compliance costs associated with having customers in numerous international locations;

●	potentially greater difficulty collecting accounts receivable and longer payment cycles;

●	the need to offer customer support in various languages;

●	challenges in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

●	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;

●	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;

●	tariffs and other non-tariff barriers, such as quotas and local content rules;

●	more limited protection for our IP in some countries;

●	adverse or uncertain tax consequences as a result of international operations;

●	currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

●	restrictions on the transfer of funds;

●	deterioration of political relations between the United States and other countries; and

●	political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Also, we expect that due to costs related to our international efforts and the increased cost of doing business internationally, we will incur higher costs to secure sales to international customers than the comparable costs for domestic customers. As a result, our financial results may fluctuate as we expand our operations and customer base worldwide.

Our failure to manage any of these risks successfully could harm our international operations and adversely affect our business, operating results and financial condition.

We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our Company, the development of our products, and our strategic direction. We also depend on the contributions of key technical personnel.

We do not maintain “key person” insurance for any member of our senior management team or any of our other key employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Risks related to COVID-19

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the recent coronavirus outbreak could materially and adversely affect our business.

An outbreak of a new respiratory illness caused by coronavirus disease 2019 (“COVID-19”) has resulted in millions of infections and millions of deaths worldwide, as March 19, 2021, and continues to spread across the globe, including to the United States and Europe, the major markets in which we operate. The outbreak of COVID-19 or by other epidemics could materially and adversely affect our business, financial condition and results of operations. If the coronavirus worsens in China, the United States and Europe, or in other regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Disruptive activities could include the temporary closure of manufacturing facilities used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from China, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain it or treat its impact, among others. COVID-19 could also result in social, economic and labor instability in the countries in which we or our customers and suppliers operate.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or treat its effect, among others.

We may not be entitled to forgiveness of our recently received PPP Loan, and our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In May 2020, we received proceeds of approximately $847,000 from a loan under the CARES Act PPP, a portion of which may be forgiven, which we used to retain employees, maintain payroll and make lease and utility payments. A portion of the PPP Loan may be forgiven by the Small Business Administration (“SBA”) upon our application within 10 months of the end of our 24-week covered forgiveness period and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act and pursuant to the Note Agreement, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the eight week period beginning on the date of loan approval. Not more than 25% of the forgiven amount may be for non-payroll costs. The amount of the PPP Loan eligible to be forgiven is reduced if our full-time headcount declines or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%. Under the CARES Act, we will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, and we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP Loan will ultimately be forgiven by the SBA.

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the CARES Act PPP. At the time that we had made such certification, we had missed more than one payroll payment for our employees and entered into the Funding Agreement in order to assist us with making such payroll payments, and could not predict with any certainty whether we would be able to raise the necessary financing to support continued operations, including, but not limited to, making such payroll payments. Our situation has subsequently improved, as a result of, among other things, our closing of two registered direct offerings in June 2020, and as a result of the funds that we received from the PPP Loan. The certification described above that we were required to provide in connection with our application for the PPP Loan did not contain any objective criteria and was subject to interpretation. However, on April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the CARES Act PPP has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources.

Risks Related to Our Intellectual Property (IP)

Failure to protect our IP rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under patent and other IP laws of the United States, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our IP rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, defending our IP rights might entail significant expenses. Any of our patent rights, copyrights, trademarks or other IP rights may be challenged by others, weakened or invalidated through administrative process or litigation.

As of March 24, 2021, we had 10 issued and 5 pending U.S. patents covering our technology. We have two patent applications pending for examination outside of the United States. We also license issued U.S. patents from others. The patents that we own or license from others (including those that may be issued in the future) may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted.

Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our IP, as the legal standards relating to the validity, enforceability and scope of protection of patent and other IP rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available. The laws of some foreign countries may not be as protective of IP rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of IP rights may be inadequate. Additional uncertainty may result from changes to IP legislation enacted in the United States, including the recent America Invents Act, and other national governments and from interpretations of the IP laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our IP.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology. Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our IP rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results, financial condition and cash flows.

We may be subject to IP rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of IP rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their IP rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ IP rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of IP infringement claims.

There may be third-party IP rights, including issued or pending patents that cover significant aspects of our technologies or business methods. Any IP claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the IP, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively. Any of these results would adversely affect our business, operating results, financial condition and cash flows.

Risks Related to this Offering and Ownership of Our Common Stock

If we fail to make necessary improvements to address the material weakness in our internal control over financial reporting identified by our independent registered public accounting firm, we may not be able to report our financial results accurately and timely or prevent fraud, any of which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the trading price of our Common Stock to decline.

Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, our independent registered public accounting firm identified in their reports to the Board’s audit committee (the “Audit Committee”) that we had material weaknesses in our internal control over financial reporting due to insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both accounting principles generally accepted in the United States of America (“GAAP”) and SEC guidelines. A material weakness is defined in the standards established by the Public Company Accounting Oversight Board (United States) as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Our management and independent registered public accounting firm did not and was not required to perform an evaluation of our internal control over financial reporting as of and for the year ended December 31, 2019 in accordance with the provisions of the JOBS Act. As of the period ended December 31, 2020, our Chief Executive Officer and Chief Financial Officer performed such an evaluation and concluded that our disclosure controls and procedures were ineffective as of the end of such period, which conclusion was based on the fact that as of the period ended December 31, 2020, the Company had insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both GAAP and SEC guidelines.

If we fail to further increase and maintain the number and expertise of our staff for our accounting and finance functions and to improve and maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to report our financial results accurately and prevent fraud. In addition, we cannot be certain that any such steps we undertake will successfully remediate such material weakness or that other material weaknesses and control deficiencies will not be discovered in the future. If our remediation efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately or on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause our stock price to decline. As a result of such failures, we could also become subject to investigations by Nasdaq, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, any of which could harm our reputation and financial condition and divert financial and management resources. Even if we are able to report our consolidated financial statements accurately and timely, if we do not make all the necessary improvements to address such material weakness, continued disclosure of our material weakness will be required in future filings with the SEC, which could reduce investor confidence in our reported results and cause our stock price to decline.

Our executive officers, directors and principal stockholders own a significant percentage of our Common Stock and will be able to exert significant control over matters subject to stockholder approval.

As of March 24, 2021, our directors, executive officers and holders of more than 5% of our Common Stock, together with their affiliates, beneficially own approximately 14.5% of our outstanding shares of Common Stock, and one of our stockholders beneficially owns approximately 9.9% of our outstanding shares of Common Stock. As a result, these stockholders have significant influence to determine the outcome of matters submitted to our stockholders for approval, including the ability to defeat the election of our directors, amend or prevent amendment of our certificate of incorporation, as amended, or bylaws or effect or prevent a change in corporate control, merger, consolidation, takeover or other business combination. In addition, any sale of a significant amount of our Common Stock held by our directors, executive officers and principal stockholders, or the possibility of such sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our Common Stock.

We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to $1,282,759.80 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Substantial future sales of shares of our Common Stock could cause the market price of our Common Stock to decline.

We expect that significant additional capital will be needed in the near future to continue our planned operations. Sales of a substantial number of shares of our Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock.

Moreover, after this offering, holders of our warrants to purchase up to an aggregate of 5,533,270 shares of Common Stock and the holder of 250,000 shares of our Series A Preferred Stock, or their respective transferees, will be entitled to specified rights with respect to the registration of the offer and sale of their respective shares of Common Stock underlying such securities under the Securities Act. We have also registered all shares of Common Stock that we may issue under our LTIP and the Company’s 2020 Stock Incentive Plan. If any such additional shares of Common Stock are sold, or if it is perceived that they will be sold, in the public market, the market price of our Common Stock could decline.

A large number of shares may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Additionally, we may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation, as amended, authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. 18,750,000 out of the 20,000,000 shares of preferred stock have not been designated. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein and therein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering, and such recipients should not rely on this information.

General Risk Factors

Economic uncertainties or downturns, or political changes, could limit the availability of funds available to our customers and potential customers, which could materially adversely affect our business.

Current or future economic uncertainties or downturns could adversely affect our business and operating results. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in funds available to our customers and potential customers and negatively affect the rate of growth of our business.

General worldwide economic uncertainty and political changes in the United States and elsewhere could impact our business. Such conditions may make it extremely difficult for our customers and us to forecast and plan future budgetary decisions or business activities accurately, and they could cause our customers to reevaluate their decisions to purchase our solutions, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, our customers may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry, or the impact of political changes. If the economic conditions of the general economy or industries in which we operate worsen from present levels, or if recent political changes result in less funding being available to purchase our solutions, our business, operating results, financial condition and cash flows could be adversely affected.

A decline in discretionary consumer spending may adversely affect our industry, our operations and ultimately our profitability.

Luxury products, such as speaker systems, TVs, game consoles and PCs, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect our industry significantly. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

Consumer spending weakness could impact our revenue.

Weakness in general economic conditions may suppress consumer demand in our markets. Many of the products in which our technologies are incorporated are discretionary goods, such as home-theater systems. Weakness in general economic conditions may also lead to customers becoming delinquent on their obligations to us or being unable to pay, resulting in a higher level of write-offs. Economic conditions may impact the amount businesses spend on their speaker systems. Weakness in economic conditions could lessen demand for our products and negatively affect our revenue.

We face intense competition in our industry, and we may not be able to compete successfully in our target markets.

The digital audio, consumer electronics and entertainment markets are characterized by intense competition, subject to rapid change, and are significantly affected by new product introductions and other market activities of industry participants. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, greater name recognition, a longer operating history, broader product lines, lower cost structures and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements.

Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular product standard or a competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be in a position to deliver competitive products at a lower price than we can, along with the potential to conduct strategic acquisitions, joint ventures, subsidies and lobbying industry and government standards, hire more experienced technicians, engineers and research and development teams than we can. As a result, we may not be able to compete effectively against any of these organizations.

Our ability to compete in our current target markets and future markets will depend in large part on our ability to successfully develop, introduce and sell new and enhanced products or technologies on a timely and cost-effective basis and to respond to changing market requirements. We expect our competitors to continue to improve the performance of their current products and potentially reduce their prices. In addition, our competitors may develop future generations and enhancements of competitive products or new or enhanced technologies that may offer greater performance and improved pricing or render our technologies obsolete. If we are unable to match or exceed the improvements made by our competitors, our market position and prospects could deteriorate and our net product sales could decline.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of positive performance in our share price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of Common Stock or warrants to purchase Common Stock. Employees may be more likely to leave us if the shares they own or the shares underlying their vested warrants have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the warrants, or, conversely, if the exercise prices of the warrants that they hold are significantly above the market price of our Common Stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, operating results and financial condition would be adversely affected.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above the offering price of the Warrant Shares, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our Common Stock could, for example, decline precipitously in the event that a large number of our Common Stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the offering price of the Warrant Shares.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your Warrant Shares. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Sales of a significant number of shares of our Common Stock in the public markets or significant short sales of our Common Stock, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital.

Sales of a substantial number of shares of our Common Stock or other equity-related securities in the public markets, could depress the market price of our Common Stock. If there are significant short sales of our Common Stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the Common Stock to sell their shares, thereby contributing to sales of Common Stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and the registration statement of which this prospectus forms a part, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock may depend in part on the research and reports that securities or industry analysts may publish about us or our business, our market and our competitors. We do not have any control over such analysts. If one or more such analysts downgrade or publish a negative opinion of our Common Stock, our share price would likely decline. If analysts do not cover our Company or do not regularly publish reports on us, we may not be able to attain visibility in the financial markets, which could have a negative impact on our share price or trading volume.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If we are unable to maintain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

On January 14, 2021, we were notified by Nasdaq that, as a result of one of our directors, Helge Kristensen, no longer being considered independent, the Company is no longer in compliance with the Nasdaq Independence Requirements. In accordance with Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq has provided the Company a “Cure Period” in order to regain compliance as follows: (i) until the earlier of (a) the Company’s next annual stockholders’ meeting or (b) January 1, 2022; or (ii) if the next annual stockholders’ meeting is held before June 30, 2021, then the Company must evidence compliance with such rule no later than June 30, 2021. Nasdaq has also informed the Company that if it does not regain compliance with the Nasdaq Independence Requirements within the applicable “Cure Period,” Nasdaq will provide written notification to the Company that its securities will be delisted from Nasdaq. At that time, the Company will have the right to appeal the delisting determination to a Hearings Panel. The Company is actively searching for a qualified individual to replace Mr. Kristensen as an independent director for the purpose of regaining compliance with the Nasdaq Independence Requirements.

There can be no assurances that we will be able to regain compliance with Nasdaq’s listing standards or if we do later regain compliance with Nasdaq’s listing standards, will be able to continue to comply with the applicable listing standards. If we are unable to maintain compliance with these Nasdaq requirements, our common stock will be delisted from Nasdaq.

In the event that our Common Stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

JANUARY 2021 WARRANT INDUCEMENT TRANSACTIONS

On January 18, 2021 and January 19, 2021, the Company entered into the Inducement Agreements with the Selling Stockholders to solicit their exercise of certain warrants previously issued to the Selling Stockholders pursuant to (i) private placement offerings by the Company that closed on June 8, 2020 and June 11, 2020, (ii) a private placement offering by the Company that closed in February 2020 and (iii) settlement agreements entered into by the Company with certain of the Selling Stockholders, amending the warrants issued in connection with such February 2020 private placement offering to increase the number of shares of Common Stock available for exercise thereunder and issuing new warrants to such Selling Stockholders (such warrants issued to the Selling Stockholders described in (i)-(iii), collectively, the “Original Warrants”). Pursuant to the Inducement Agreements, the Selling Stockholders exercised Original Warrants to purchase an aggregate of 1,221,676 shares of Common Stock, resulting in gross proceeds to the Company of approximately $3,147,000, and, as an inducement and in consideration for their exercise of the Original Warrants, the Company delivered to the Selling Stockholders the Warrants to purchase up to an aggregate of 305,419 Warrant Shares.

The Warrants are immediately exercisable upon issuance at an exercise price of $4.20 per share, have an expiration date of January 19, 2026 and are exercisable on a cashless basis if the Warrant Shares have not been registered by the Company on a registration statement on or before July 18, 2021 and there is no currently effective registration statement covering the Warrants at the time of exercise. Pursuant to the terms of the Inducement Agreements and the Warrants, the Company has agreed to file a registration statement on or before March 19, 2021 or March 20, 2021, as applicable, to register the Warrant Shares for resale and to use its commercially reasonable efforts to have such registration statement declared effective on or before July 18, 2021. The Company is filing the registration statement, of which this prospectus forms a part, in satisfaction of those obligations.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders include the Warrant Shares issuable upon exercise of all of the Warrants. We are registering the Warrant Shares in order to permit the Selling Stockholders to offer such shares for resale from time to time.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the Selling Stockholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares does not necessarily mean that the Selling Stockholders will sell all or any of such shares of Common Stock, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of March 24, 2021, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to warrants held by that Selling Stockholder that are exercisable for shares of Common Stock within 60 days after March 24, 2021, are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of up to an aggregate of 305,419 shares of Common Stock that may be sold or otherwise disposed of by the Selling Stockholders. Up to 305,419 Warrant Shares are issuable to the Selling Stockholders upon the exercise of the Warrants. The Warrants are immediately exercisable on the date of their issuance at an exercise price of $4.20 per share and expire five (5) years from the date on which they became exercisable. See “January 2021 Warrant Inducement Transactions” in this prospectus for further details relating to the Warrant Shares and the Warrants.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Beneficially Owned After Offering(2)		Percentage Beneficially Owned After Offering(2)
Kazazian Capital Master Fund, LP	98,750	(3)	23,750	75,000	(3)	*
Hudson Bay Master Fund Ltd.	443,750	(4)	68,750	375,000	(4)	3.16%
Intracoastal Capital LLC	271,250	(5)	131,250	140,000	(5)	1.20%
L1 Capital Global Opportunities Master Fund	150,000	(6)	50,000	100,000	(6)	*
John Digregorio and Mary Jacquline Martinez Digregorio JTWROS	20,313	(7)	2,157	18,156		*
Joshua A. McCoy	95,934	(8)	9,904	86,030		*
Matthew P. McMahon	68,236	(9)	9,804	58,432		*
Douglas J. Jensen	42,330	(10)	9,804	32,526		*
TOTAL	1,190,563		305,419	885,144		7.28%

*Less than 1%

(1)	Represents the total number of Warrant Shares owned by each of the Selling Stockholders, assuming full exercise of the Warrants offered hereby.

(2)	The number of shares of Common Stock owned before and after this offering and the percentage of beneficial ownership after this offering set forth in these columns are based on 11,437,972 shares of Common Stock outstanding on March 24, 2021, which includes 11,132,553 shares of Common Stock outstanding as of such date and assumes the full exercise of the Warrants that are exercisable for the 305,419 Warrant Shares offered hereby.

(3)

The number of shares of Common Stock and percentage beneficially owned before the offering includes (i) warrants to purchase up to 35,000 shares of Common Stock issued to such Selling Stockholder in a private offering that we closed simultaneously with a registered direct public offering on June 8, 2020 (the “June 8th Offering”), (ii) warrants to purchase up to 40,000 shares of Common Stock issued to such Selling Stockholder in a private offering that we closed simultaneously with a registered direct public offering on June 11, 2020 (the “June 11th Offering”), and (iii) warrants to purchase 23,750 shares of Common Stock issued to such Selling Stockholder in connection with the Inducement Agreements.

The number of shares of Common Stock and percentage beneficially owned after the offering includes the same securities described in the preceding paragraph, except it assumes the sale of all 23,750 shares of Common Stock to be issued to such Selling Stockholder upon exercise of such Selling Stockholder’s Warrants that were issued in connection with the Inducement Agreements.

Kirk S. Kazazian has the power to vote and dispose of the securities listed in the table above held by Kazazian Capital Master Fund LP and may be deemed to be the beneficial owner of such shares. The business address of Kazazian Capital Master Fund LP is 712 Fifth Avenue, Floor 31, New York, NY 10019.

(4)

The number of shares of Common Stock and percentage beneficially owned before the offering includes (i) warrants to purchase up to 100,000 shares of Common Stock issued to such Selling Stockholder in an underwritten public offering that we closed in April 2020 (the “April 2020 Offering”), (ii) warrants to purchase up to 275,000 warrant shares issued to such Selling Stockholder in the June 11th Offering and (iii) warrants to purchase up to 68,750 shares of Common Stock issued to such Selling Stockholder in connection with the Inducement Agreements.

The number of shares of Common Stock and percentage beneficially owned after the offering includes the same securities described in the preceding paragraph, except it assumes the sale of all 68,750 shares of Common Stock to be issued to such Selling Stockholder upon exercise of such Selling Stockholder’s Warrants that were issued in connection with the Inducement Agreements.

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the securities listed in the table above. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over such securities. The business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 3rd Avenue, 30th Floor, New York, NY 10017.

(5)

The number of shares of Common Stock and percentage beneficially owned before the offering includes (i) warrants to purchase up to 131,250 shares of Common Stock issued to such Selling Stockholder in connection with the Inducement Agreements and (ii) warrants to purchase up to 140,000 shares of Common Stock issued to such stockholder in the April 2020 Offering.

The number of shares of Common Stock and percentage beneficially owned after the offering includes the same securities as described in the preceding paragraph, except it assumes the sale of all 131,250 shares of Common Stock issued to such Selling Stockholder upon exercise of Such Selling Stockholder’s Warrants that were issued in connection with the Inducement Agreements.

Mitchell P. Kopin and Daniel B. Asher, both of whom are managers of Intracoastal Capital LLC, have shared voting control and investment discretion over the securities listed in the table above that are held by Intracoastal Capital LLC. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of such securities reported herein that are held by Intracoastal Capital LLC. The address of the principal business office of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(6)

The number of shares of Common Stock and percentage beneficially owned before the offering includes (i) warrants to purchase up to 100,000 shares of Common Stock issued to such Selling Stockholder in the April 2020 Offering, and (ii) warrants to purchase up to 50,000 shares of Common Stock issued to such stockholder in connection with the Inducement Agreements.

The number of shares of Common Stock and percentage beneficially owned after the offering includes the same securities as described in the preceding paragraph above, except it assumes the sale of all 50,000 shares of Common Stock issued to such Selling Stockholder upon exercise of Such Selling Stockholder’s Warrants that were issued in connection with the Inducement Agreements.

David Feldman is a director of L1 Capital Global Opportunities Master Fund and may be deemed to having voting and investment power over the securities listed in the table above. Such Selling Stockholder’s address is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(7)

The number of shares of Common Stock and percentage beneficially owned before the offering includes warrants to purchase up to 2,157 Warrant Shares issuable upon exercise of the Warrants held by such Selling Stockholder.

The number of shares of Common Stock and percentage beneficially owned after the offering assumes the sale of all 2,157 shares of Common Stock issued to such Selling Stockholder upon exercise of such Selling Stockholder’s Warrants that were issued in connection with the Inducement Agreements.

(8)

The number of shares of Common Stock and percentage beneficially owned before the offering includes of warrants to purchase up to 9,904 Warrant Shares issuable upon exercise of the Warrants held by such Selling Stockholder.

The number of shares of Common Stock and percentage beneficially owned after the offering assumes the sale of all 9,904 shares of Common Stock issued to such Selling Stockholder upon exercise of such Selling Stockholder’s Warrants that were issued in connection with the Inducement Agreements.

(9)

The number of shares of Common Stock and percentage beneficially owned before the offering includes warrants to purchase up to 9,804 Warrant Shares issuable upon exercise of the Warrants held by such Selling Stockholder.

The number of shares of Common Stock and percentage beneficially owned after the offering assumes the sale of all 9,804 shares of Common Stock issued to such Selling Stockholder upon exercise of such Selling Stockholder’s Warrants that were issued in connection with the Inducement Agreements.

(10)

The number of shares and percentage beneficially owned before the offering includes warrants to purchase up to 9,804 Warrant Shares issuable upon exercise of the Warrants held by such Selling Stockholder.

The number of shares and percentage beneficially owned after the offering reflects the same information as described in the paragraph above, assuming the sale of all 9,804 shares of Common Stock issued to such Selling Stockholder upon exercise of the Warrants that were issued in connection with the Inducement Agreements.

Material Relationships with Selling Stockholders

Except for the ownership of the Warrants, the transactions contemplated by the Inducement Agreements described in the section entitled “January 2021 Warrant Inducement Transactions,” and the transactions described below, none of the Selling Stockholders have had any material relationship with us within the past three years:

February 2020 Private Placement and Settlement and November 2020 Release Agreements

On February 28, 2020, we completed a private placement transaction in February 2020 (the “February 2020 Private Placement”) of $835,000 of units (the “Units”), which consisted of an aggregate of (i) 1,821,030 shares (“Original Shares”) of Common Stock (or 91,062 Original Shares after giving effect to the Reverse Split), and (ii) warrants to purchase up to an aggregate of 910,509 shares of Common Stock (“Unit Warrants”) (or up to an aggregate of 45,534 shares of Common Stock after giving effect to the Reverse Split), certain of which Units were issued to Mr. and Mrs. Degregorio, Mr. McCoy, Mr. McMahon and Mr. Jensen at a price per Unit of $0.4585 (or $9.17 per Unit after giving effect to the Reverse Split) pursuant to certain unit purchase agreements, dated February 4, 2020, and certain subscription agreements, dated February 28, 2020, by and among the Company and each such Selling Stockholder (collectively with the other February 2020 Private Placement transaction documents, the “Original Agreements”).

On November 9, 2020, in order to resolve a dispute between the participants in the February 2020 Private Placement and the Company regarding certain registration rights granted in connection with the Original Agreements, we entered into Settlement and Release Agreements with such participants, including each of Mr. and Mrs. Degregorio, Mr. McCoy, Mr. McMahon and Mr. Jensen, pursuant to which (i) we and such Selling Stockholders agreed to amend the Unit Warrants to provide for the purchase of one additional share of Common Stock for each share of Common Stock available for issuance under the Unit Warrants, (ii) we and such Selling Stockholders agreed to amend the Unit Warrants to reduce the exercise price to $2.55 (the “Amended Warrants”), and (iii) we agreed to issue to the holders of the Units, including such Selling Stockholders, an additional 236,375 shares of Common Stock and additional common stock purchase warrants to purchase up to an aggregate of 236,369 shares of Common Stock. As consideration for the foregoing, such participants, including such Selling Stockholders, agreed to release any and all claims they may have against us, including, but not limited to, claims arising in connection with any shares of Common Stock, Unit Warrants, and Amended Warrants held by them.

April 2020 Offering

Hudson Bay Master Fund Ltd., L1 Capital Global Opportunities Master Fund and Intracoastal Capital LLC participated the April 2020 Offering, pursuant to which we received gross proceeds of approximately $6.5 million, before deducting underwriting discounts and commissions and estimated offering expenses, and issued to the participants in the April 2020 Offering (i) an aggregate of 1,525,000 shares of Common Stock and accompanying common stock purchase warrants (the “April 2020 Warrants”) to purchase up to an aggregate of 1,525,000 shares of Common Stock at a combined public price of $3.25 per share of Common Stock and accompanying April 2020 Warrant, (ii) pre-funded common stock purchase warrants to purchase up to an aggregate of 475,000 shares of Common Stock (the “April 2020 Pre-Funded Warrants”), and accompanying April 2020 Warrants at a combined public offering price of $3.24 per April 2020 Pre-Funded Warrant and accompanying April 2020 Warrant and (iii) warrants to purchase up to an aggregate of 100,000 shares of Common Stock to the representative of the underwriters for the April 2020 Offering (the “Representative”). The Representative also partially exercised the over-allotment option granted to it pursuant to the underwriting agreement that we entered into with it in connection with such offering and purchased warrants exercisable for up to an aggregate of 229,100 additional shares of Common Stock, which resulted in additional gross proceeds to us of $2,291, excluding underwriting discounts and commissions.

June 2020 Public Offerings

Hudson Bay Master Fund Ltd., L1 Capital Global Opportunities Master Fund, Intracoastal Capital LLC and Kazazian Capital Master Fund, LP participated in the June 8th Offering, pursuant to which we raised gross proceeds of approximately $5.8 million, before deducting underwriting discounts and commissions and estimated offering expenses, and issued to the participants in the June 8th Offering (i) an aggregate of 2,275,000 shares of Common Stock and (ii) warrants, with a term of 5.5 years, which were exercisable for an aggregate of up to 2,275,000 shares of Common Stock at an exercise price of $2.55 per share, subject to customary adjustments thereunder The June 8th Offering was conducted pursuant to a stock purchase agreement, dated June 4, 2020, by and between us and each such participant, including the Selling Stockholders, as well as a placement agency agreement, dated June 4, 2020, between us and the placement agent for such offering.

Hudson Bay Master Fund Ltd., L1 Capital Global Opportunities Master Fund, Intracoastal Capital LLC and Kazazian Capital Master Fund, LP also participated in the June 11th Offering, pursuant to which we raised gross proceeds of approximately $5.3 million, before deducting underwriting discounts and commissions and estimated offering expenses, and issued to the participants in the June 11th Offering (i) an aggregate of 2,040,000 shares of Common Stock and (ii) warrants, with a term of 5.5 years, which were exercisable for an aggregate of up to 2,040,000 shares of Common Stock at an exercise price of $2.61 per share, subject to customary adjustments thereunder. The June 11th Offering was conducted pursuant to a stock purchase agreement, by and between us and each such participant, including the Selling Stockholders, as well as a placement agency agreement, dated June 9, 2020, between us and the placement agent for such offering.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to $1,282,759.80 in aggregate gross proceeds from cash exercises of the Warrants, if exercised in full, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants may be exercised on a cashless basis if, at any time on or after July 18, 2021, there is not an effective registration statement covering the resale of the Warrant Shares, or the prospectus contained therein is not available for the issuance of the Warrant Shares. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction or a principal transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York.

EXPERTS

The consolidated financial statements of Summit Wireless Technologies, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.summitwireless.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021;

•	our Current Reports on Forms 8-K filed with the SEC on January 6, 2021, January 19, 2021, and January 20, 2021 (except for Item 2.01 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference in this prospectus); and

•	our registration statement on Form 8-A filed with the SEC on July 25, 2018.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Summit Wireless Technologies, Inc.

6840 Via Del Oro Ste. 280

San Jose, CA 95119

(408) 627-4716

info@summitwireless.com

Copies of these filings are also available on our website at www.summitwireless.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

Summit Wireless Technologies, Inc.

Up to 305,419 Shares of Common Stock underlying Warrants

PROSPECTUS

The date of this prospectus is March 25, 2021.